Exhibit (c)(2)

Confidential Discussion Materials July 1, 2009

Confidential Table of Contents

3 Confidential 1. Introduction 2. Situation Assessment 3. Valuation Analysis Appendix A. Valuation Analysis Details TABLE OF CONTENTS

4 Confidential 1. Introduction

5 Confidential 1. Introduction Business Overview Hirsch International Corp. (“Hirsch” or the “Company”), a Delaware Corporation founded in 1968, provides equipment and education and support services to the decorated apparel industry. Through its distribution agreements with Tajima Industries, Ltd. (“Tajima”) and other equipment manufacturers, the Company offers a complete line of technologically advanced single- and multi-head embroidery machines, screen printing machines, laser etching and digital printers, proprietary application software, and a complete line of spare parts. The Company’s customer base for decorated apparel equipment includes large operators as well as individuals. Principal customer groups include: (i) contractors who serve manufacturers that outsource their embellishment requirements; (ii) garment manufacturers who use embroidery, screenprinting, laser etching or digital printing to embellish their apparel, accessories, towels, linens and other products; and (iii) graphic and decorated apparel entrepreneurs, who produce customized products for individuals, sports leagues, school systems, fraternal organizations, promotional advertisers and other groups. Hirsch International Corp. NasdaqNM: HRSH Shares outstanding: 9,483,083 Share Price Pre-8(k): $0.21 Current: $0.25 52-Week Low: $0.15 High: $1.61

6 Confidential 1. Introduction Important Historical Events August 30, 2004 – the Company entered into distribution agreement with Tajima for exclusive rights in 39 states (seven years) and non-exclusive rights in nine states (expired on February 20, 2009, but in negotiation). August 2, 2006 - the Company entered into an exclusive ten-year distribution agreement with MHM Siebdruckmaschinen Gmbh (“MHM”) for distribution of MHM screenprinting equipment throughout North America. January 25, 2007 - the Company entered into a ten-year distribution agreement with SEIT Electtronica SRL (“SEIT”) based in Italy. Hirsch provides sales and support services for the SEIT line of laser application equipment throughout the U.S. SEIT’s textile lasers are used in conjunction with Tajima and other brands of embroidery equipment. February 18, 2008 - the Company signed an agreement with Kornit Digital LTD (“Kornit”) to distribute nationally a line of digital “direct-on-garment” printers and to provide sales and service support in 13 states. May 16, 2008 - the Company entered into a one-year agreement with Mimaki USA (“Mimaki”) to distribute its digital printers. August 4, 2008 - the Company acquired 80% of the outstanding equity interest in U. S. Graphic Arts, Inc., a manufacturer of digital printers and related supplies and accessories for the decorated apparel industry.

7 Confidential 1. Introduction Business Overview Hirsch distributes, sells, repairs and services garment embroidery and printing machinery in the United States Hirsch International Corp Major Business Lines Embroidery Machines Digital Printing Machines Screen Printing Machines Other (Software, Textile Bridge Lasers, Supplies & Parts) % of Total Rev (2008) 54% 13% 10% 23% Major Brands Tajima Kornit, Mimaki , T-Jet Blazer Express printers MHM-brand automated machines Pulse, SEIT brand Exclusivity Exclusive in 39 states , non-exclusive in 9 states Kornit through US Graphics subsidiary Exclusive SEIT: 8-yr exclusive Term Exclusive: 7 years into 2011 Non-exclusive: 4 years into 2009 (expired) Kornit: 10 years into 2017 10 years into 2016 10 years into 2017

8 Confidential 2. Situation Assessment

9 Confidential 2. Situation Assessment Business Dynamics Hirsch management explained to Burnham how the U.S. market for its products has changed drastically in recent years Customers and Markets Over the past ten years, high-volume equipment users formerly operating in the U.S., such as Polo Ralph Lauren, Lacoste and Tommy Hilfiger, have moved garment manufacturing operations to developing countries Remaining U.S. customers consist of low-volume garment embroiders and printers focused on local athletic teams and custom, low-run garments for boutique shops U.S. demand for multi-head, high-volume equipment (with the highest margins and after-market service and parts) has plummeted Competition The embroidery equipment distributed by Hirsch remains the industry standard, commanding the highest price point and greatest brand recognition Competitor equipment being sold at heavy discounting – in some cases at or below cost – to gain market share in the changing U.S. market

10 Confidential 2. Situation Assessment Cost-cutting and Turnaround Initiatives Management estimates that at the Company’s current cash burn rate, Hirsch will run out of cash by September 2009 and will be unable to continue operations. Hirsch management explained to Burnham various cost-cutting, downsizing and turnaround initiatives they have implemented in an effort to try to improve the Company’s profitability. Employee Headcount Reduction Total headcount reduced by 25% in September 2008, to 90 employees Further reduction in April 2009, to 70 employees currently Customer/Market Contraction and Focus Continued to shift sales focus to smaller operators as large manufacturers relocate outside of Hirsch’s licensed territory Approximately two-thirds of Hirsch’s market is composed of entrepreneurial apparel companies that only require lower-capacity machines that generate lower margins for Hirsch Reorientation of Product Offerings Hirsch attempted to diversify its product line by adding screenprinting, digital printing and laser printing products Together, these non-embroidery lines only comprise approximately one-fourth of Hirsch’s total revenues Pricing Other market participants have competed aggressively on price, driving market downturn At least one competitor is aggressively liquidating inventory at or below cost Combined with customers’ limited ability to access credit, Hirsch has little pricing power

11 Confidential 2. Situation Assessment Historical Financial Performance1 Hirsch International Corp. - Income Statement (in millions) 12 Mos Ending Jan 31 12 Mos Ending Dec 31 LTM 2005 2006 20062 2007 2008 3/31/09 Revenue $44.4 $51.1 $54.4 $52.6 $42.5 $37.6 Cost Of Goods Sold 30.7 34.0 35.4 32.9 29.7 27.1 Gross Profit 13.7 17.1 19.1 19.7 12.8 10.5 Selling General & Admin Exp. 15.9 16.2 16.7 18.2 19.0 18.4 Operating Income (2.1) 0.9 2.4 1.5 (6.2) (7.9) Net Income (1.8) 0.5 1.5 2.1 (6.9) (9.0) EBITDA ($1.4) $1.5 $2.6 $1.7 ($5.8) ($7.4) Revenue Growth (5.8%) 15.2% NA (3.4%) (19.2%) (25.2%) Gross Margin 30.9% 33.5% 35.1% 37.4% 30.2% 28.0% EBIT Margin (4.8%) 1.7% 4.3% 2.8% (14.6%) (21.0%) EBITDA Margin (3.0%) 2.9% 4.8% 3.2% (13.6%) (19.6%) Net Income Margin (4.0%) 1.1% 2.7% 4.0% (16.2%) (24.0%) 1 Source: Company SEC filings. 2 Hirsch changed fiscal year end date from January 31, to December 31. We note that the trend in Hirsch’s revenue and profitability is strongly negative in 2008 and LTM ending March 31, 2009

12 Confidential 2. Situation Assessment Historical Financial Performance1 We note that Hirsch’s cash balance has dwindled rapidly in 2008 and through March 31, 2009. Hirsch International Corp. - Balance Sheet (in millions) Jan 31, Dec 31, 2005 2006 20062 2007 2008 3/31/09 ASSETS Cash And Equivalents $6.4 $13.2 $14.5 $14.4 $4.9 $2.6 Accounts Receivable 4.9 4.9 5.8 5.8 5.0 4.2 Inventory 5.8 4.1 5.7 5.7 8.5 6.8 Net Property, Plant & Equipment 1.9 1.6 0.3 0.5 1.9 1.5 Other Assets 7.6 2.6 0.9 2.8 0.8 1.1 Total Assets 26.6 26.4 27.2 29.3 21.0 16.2 LIABILITIES Accounts Payable 6.9 6.3 7.4 6.4 5.1 4.7 Accrued Exp. 1.5 3.1 2.1 1.8 1.1 0.0 Other Liabilities 2.8 1.0 1.0 1.3 1.7 1.1 LT Debt (Incl. Current Portion)3 1.4 1.3 0.2 0.1 0.0 0.0 Total Liabilities 12.6 11.7 10.8 9.7 8.0 5.9 EQUITY 14.1 14.6 16.4 19.6 13.1 10.4 TOTAL LIAB AND EQUITY $26.6 $26.4 $27.2 $29.3 $21.0 $16.2 Total Debt/EBITDA NM 0.9x 0.1x 0.1x NM NM Days Receivables 40 days 35 days 39 days 40 days 43 days 41 days Days Inventory 69 days 44 days 59 days 63 days 105 days 91 days Days Payables 82 days 68 days 76 days 71 days 63 days 64 days 1 Source: Company SEC filings. 2 Hirsch changed fiscal year end date from January 31, to December 31. 3 Includes capital leases

2. Situation Assessment
Forecast – As Presented by Management

Management's projections, shown here (including worksheet, notes and assumptions) were copied directly from the management-provided worksheet

These projections assume that the Company has access to sufficient capital to sustain operations, which Management has informed us it does not

Hirsch management explained to Burnham that the recent operational and financial stress of the Company has made accurate budgeting and forecasting difficult if not impossible

Hirsch International Corp.
Income Statement - Management Projections
For the years ending 12/31/09 - 12/31/13

	2009	2010	2011	2012	2013
Net Revenues	27,491,477	28,866,051	30,309,353	31,824,821	33,416,062
Total Gross Margin	8,534,422	9,237,136	10,002,087	10,502,191	11,027,300
As a % of Net Revenues	*31.0%*	*32.0%*	*33.0%*	*33.0%*	*33.0%*
Total S, G & A	11,846,000	10,800,000	11,070,000	11,346,750	11,630,419
Operating Income (loss)	(3,311,578)	(1,562,864)	(1,067,913)	(844,559)	(603,118)
Other (Income) Expense	(28,000)	-	-	-	(28,000)
Net income (loss) b/f Extr Item and taxes	(3,283,578)	(1,562,864)	(1,067,913)	(844,559)	(575,118)
Corporate Taxes	25,000	25,000	25,000	25,000	25,000
Net Income (loss)	(3,308,578)	(1,587,864)	(1,092,913)	(869,559)	(600,118)
EBITDA	(2,858,578)	(1,112,864)	(617,913)	(394,559)	(153,118)

Management's Notes and Assumptions:

1) Company in the last 18 months has not had a forecast that has been met, and the Company has missed 2009 first quarter revenue projection by over 35%
2) Sales projections and margin assumptions have been made assuming the company operates in a ongoing business and not in a liquidation
3) Company has no visability to sales more than 1 week out due to no sales backlog historically
4) Company during the 1st quarter has had "going concern" language in its financial statements and therefore unsure how that effects its customers buying decisions
5) Company is not confident in forecasting next year let alone a 5 year projection. The Company has never prepared multi-year projections.
6) Expenses based on the Company remaining a public company
7) Sales growth based on 5% per year and expense raised to 2 1/2%
8) Margin improvement based on stronger US Dollar vs Japanese Yen and European Euro

Confidential

13

14 Confidential 2. Situation Assessment Historical Trading Analysis: 5-year and 2-year Hirsch’s closing share prices have reached a high of $5.25 (6/5/07) and low of $0.15 (5/26/09) 5 Year HRSH Stock Price and Volume $ -- $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 Jun-05 Jun-06 Jun-07 Jun-08 Jun-09 Stock Price 0 500 1,000 1,500 2,000 2,500 Volume (in 000s) 2 Year HRSH Stock Price and Volume $ -- $1.00 $2.00 $3.00 $4.00 $5.00 Jun-07 Sep-07 Dec-07 Mar-08 Jun-08 Sep-08 Dec-08 Mar-09 Jun-09 Stock Price 0 100 200 300 400 500 600 700 Volume (in 000s)

15 Confidential 2. Situation Assessment Historical Trading Analysis: 1-year Hirsch’s trading price has worsened over time Note: The Company disclosed the Offer in a 8-K filed on June 15, 2009 1 Year HRSH Stock Price and Volume $ -- $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 Jun-08 Sep-08 Dec-08 Mar-09 Jun-09 Stock Price 0 100 200 300 400 500 600 700 Volume (in 000s) Vol-Weighted Avg Px 5-Year: $1.93 1-Year: $0.52 6-Months: $0.22 3-Months: $0.21 60-Days: $0.21 30-Days: $0.20 6/12/2009 $0.21

16 Confidential 2. Situation Assessment Proposed Transaction Description The current CEO of Hirsch, Paul Gallagher, proposes to acquire the Company with the backing of financial sponsors for the price of $0.31 per share (the “Offer”) We understand that the Company, Hirsch Holdings, Inc. (“Parent”) and HIC Acquisition Company, a wholly-owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Hirsch (the “Merger”), as a result of which the Company shall continue its existence as a privately-held company. Pursuant to the Merger, each issued and outstanding share of Hirsch common stock other than shares held by the Company and Appraisal Shares (as defined in the Agreement) will be converted into the right to receive $0.31 in cash. The terms and conditions of the Merger are more fully detailed in the Agreement Interested Party Paul Gallagher (“Gallagher”), Hirsch’s current Chief Executive Officer Merger Sub may receive equity investment from Gallagher and others Gallagher proposes to finance the Transaction with a $4,000,000 credit facility provided by Keltic Financial Services, LLC (“Keltic”) to Merger Sub Gallagher is personally guaranteeing this credit facility for Merger Sub, something he would not do on behalf of Hirsch - The Board contacted Keltic and confirmed that a credit facility would not be made available to Hirsch without such a guarantee

17 Confidential 2. Situation Assessment Proposed Transaction Consideration Value A price of $0.31 per share represents an equity value for the Company of $2.9 million and a Total Enterprise Value of $0.4 million. Consideration Value Hirsch Common Shares Outstanding 1 9,483,083 x Per Share Consideration $0.31 Implied Equity Value 2,939,756 Implied Equity Value $2,939,756 Balance Sheet Adjustment 2 $2,579,000 Implied Enterprise Value 3 $360,756 1 From Company's 10-Q filing for period ending March 31, 2009. Fully diluted, assuming conversion of B shares. 2 As of latest 10-Q filing for period ending March 31, 2009, the Company had $2.6 million in cash and no debt. 3 Total Enterprise Value = Total Equity Value + Long Term Interest-bearing Debt - Cash on the Balance Sheet.

18 Confidential 2. Situation Assessment Transaction Timeline – Major Events The Hirsch Special Committee negotiated with Gallagher to improve the original terms of his offer; Burnham did not participate in any negotiations Burnham contacted 20 strategic and financial parties to generate a competing offer; of these, four provided direct “no-interest” feedback and 16 failed to respond to two or more phone calls or emails February 12, 2009 – Hirsch’s Board forms a Special Committee to consider and pursue strategic alternatives April 2009 – Paul Gallagher confirms his interest in possibly undertaking a going private transaction to representatives of the Special Committee April 28, 2009 – Hirsch’s Special Committee retains Burnham Securities Inc. May 29, 2009 – Hirsch receives Clear Thinking Group LLC liquidation report estimating the Company’s liquidation value to be $0.03 to $0.22 per share. June 12, 2009 – Gallagher submits a letter to the Special Committee offering $0.28 per share and the Company files an 8-K June 15-22, 2009 – Special Committee negotiates price with Gallagher June 16, 2009 – Burnham initiates a market check of 20 potentially interested parties to solicit competing offers; there was no indication of interest June 22, 2009 – Gallagher raises his offer to $0.31 per share and Special Committee determines that it should enter into negotiations with Gallagher with respect to a definitive merger agreement.

19 Confidential 2. Situation Assessment Agreement and Plan of Merger The Agreement contains many terms and conditions typical and customary for a transaction of this type The parties have negotiated and finalized an Agreement and Plan of Merger (the “Agreement”) that specifies the terms and conditions of the Merger. Material provisions of the Agreement include: Dissenting shareholders have appraisal rights under Section 262 of the DGCL “Go Shop” Provision: In the 20 days following the date of the Agreement, Hirsch shall have the right to freely solicit competing proposals and to entertain third-party proposals for an alternative transaction (“Interloper”) - Expense Reimbursement: Gallagher has the right to have his expenses reimbursed (up to a cap of $300,000) in the event the Company terminates the Merger and accepts an Interloper Proxy and Schedule 13E-3: The Company and Gallagher are to cooperate on the preparation of the proxy statement, the Schedule 13E-3 and related documentation.

20 Confidential 3. Valuation Analysis

21 Confidential We have examined the intrinsic and relative valuations of Hirsch and the corresponding fairness of the Offer applying traditional investment banking valuation methodologies Typically, when evaluating fairness, we consider whether we can assess the intrinsic, or fair value of a business using one or more of the following methodologies: Comparable company analysis, which values the business from a non-control perspective by examining the trading multiples of companies with relevant industry fundamentals Precedent transaction analysis, which values the business on prices and multiples paid for control of companies with relevant industry fundamentals in recent transactions Tender premium analysis, which values the business based on transaction premiums paid over the market price of the stock for relevant publicly-traded companies Discounted cash flow analysis, which values the unlevered free cash flows of the enterprise, using management projections, discounted to present values Leveraged recapitalization analysis, which analyzes potential returns to investors assuming various capital structures under a highly leveraged acquisition of the Company with a subsequent exit or harvest transaction Liquidation analysis, which values the net amount that can be realized if a business is terminated and the assets are sold piecemeal 3. Valuation Analysis Traditional Methodologies

22 Confidential Because of the distressed nature of the Hirsch business, with current and forecast declining sales, negative EBIT, negative EBITDA and negative Free Cash Flow, some valuation methodologies were not applicable 3. Valuation Analysis Valuation Considerations In assessing the intrinsic, or fair valuation of Hirsch, we have considered the following: Over the past several months and years, the Company has experienced dramatic changes in financial performance, product offerings, strategy, customer base, management team and employees The Company has lost its largest and most profitable customers, replacing them with lower volume, lower margin customers The Company has suffered steadily decreasing revenues and profitability over the past several years There is substantial uncertainty surrounding the potential growth of Company revenues due to the requirement of additional or enhanced marketing capital, sales personnel, sales calling time and effort, and aftersales service, as well as the declining U.S. market for the apparel manufacturing industry, which has substantially and adversely affected the Company’s financial performance. The current Hirsch operations are forecast by Management to run out of cash before the end of Q3 2009

23 Confidential 3. Valuation Analysis Valuation Considerations (continued) In assessing the intrinsic, or fair valuation of Hirsch, we have also considered the following: Tajima, whose equipment accounts for 54% of Hirsch’s sales, has the right to terminate its existing supply agreement with Hirsch on a number of grounds, including if: - Tajima determines that a change in control of Hirsch has occurred; and - Gallagher is no longer CEO of the Company The market check performed by Burnham yielded no indication of interest from a potential competing buyer The unavailability of credit to Hirsch without a personal guarantee and Gallagher’s unwillingness to provide a guarantee on behalf of the Company Hirsch’s current net book value is substantially greater than the Offer price; however, we discounted this due to our consideration of: - The Company’s rapid burn rate of its cash balances , with a projection depletion of all cash by the end of 3rd quarter, 2009 - The liquidation analysis conducted by Clear Thinking Group LLC as commissioned by the Special Committee to the Board of Directors - Management’s projections, which demonstrate that the Company will not sustain the current book value due to its continued losses and rapidly depleted cash balances

24 Confidential 3. Valuation Analysis Valuation Summary 1 Liquidation Analysis conducted by Clear Thinking Group LLC as commissioned by Special Committee to the Board of Directors. Burnham takes no responsibility for the accuracy of the Liquidation Analysis and did not independently verify the Liquidation Analysis or the assumptions and methodologies used in preparing it. ($1.00) ($0.75) ($0.50) ($0.25) $0.00 $0.25 $0.50 $0.75 $1.00 Implied Value per Share of Hirsch Liquidation Analysis Leveraged Recap DCF Tender Premium - 1 Month Tender Premium - 1 Day Multiple of LTM EBITDA Multiple of LTM Revenue Multiple of LTM EBITDA Multiple of LTM Revenue Hirsch International Corp. Summary of Implied Values per Share Offer: $0.31 per share Public Comparables Precedent Transactions Not Meaningful Not Meaningful Not Meaningful $0.51 $6.06 $0.60 $6.49 $0.32 $0.21 $0.20 $0.31 ($0.60) ($0.45) 1 $0.22 $0.03

3. Valuation Analysis
Public Comparables Analysis

($ in millions, except ratios, percentages, footnotes, and per share values)
Stock prices and company financial information as of: 6/29/2009

			LTM							
		Enterprise		Revenue CAGR			EBITDA	Net	EV/ LTM	
Symbol	Name	Value	Revenues	LTM [2]	Two Years [3]	EBITDA	Margin	Income	Revenues	EBITDA
Trading Companies and Distributors										
OTCPK:ABIX	Abatix Corp.	$7.2	$75.2	9.1%	5.9%	$3.0	4.0%	$1.4	0.1x	2.4x
NasdaqGS:DXPE	DXP Enterprises Inc.	308.9	726.0	37.1%	55.3%	56.0	7.7%	23.5	0.4x	5.5x
NasdaqGS:LAWS	Lawson Products Inc.	120.9	458.7	-9.8%	-5.1%	16.6	3.6%	(37.5)	0.3x	7.3x
LSE:LTS	Litho Supplies plc	4.9	80.9	13.7%	7.1%	(0.9)	-1.1%	(2.1)	0.1x	NM
JASDAQ:8147	Tomita Co. Ltd.	9.1	240.9	-6.8%	NA	7.0	2.9%	3.2	NM	1.3x
Textile or Other Equipment Manufacturers										
SEHK:350	Jingwei Textile Machinery Co. Ltd.	230.5	483.6	-36.4%	-23.1%	1.4	0.3%	(8.5)	0.5x	NM
TSEC:1531	Kaulin Manufacturing Co. Ltd.	67.5	103.5	-27.8%	-10.7%	9.7	9.4%	9.1	0.7x	7.0x
OSE:6222	Shima Seiki Manufacturing Ltd.	742.9	508.4	-29.9%	2.0%	118.2	23.3%	18.3	1.5x	6.3x
NasdaqCM:HRSH	**Hirsch International Corp.**	**($0.4)**	**$37.6**	**-25.2%**	**-20.7%**	**($7.4)**	**-19.6%**	**($9.0)**	**NEG**	**NEG**
	Min	$4.9	$75.2	-36.4%	-23.1%	($0.9)	(1.1%)	($37.5)	0.1x	1.3x
	Mean	186.5	334.6	(6.4%)	4.5%	26.4	6.3%	0.9	0.5x	5.0x
	Median	94.2	349.8	(8.3%)	2.0%	8.3	3.8%	2.3	0.4x	5.9x
	Max	742.9	726.0	37.1%	55.3%	118.2	23.3%	23.5	1.5x	7.3x

(1) Source: Public company filings, company press releases and CapitalIQ.
(2) LTM revenue CAGR is calculated for the latest twelve month period over the preceding twelve month period.
(3) Two year revenue CAGR is calculated for the latest twelve month period over the twelve month period ended 24 months prior.

Confidential 25

3. Valuation Analysis
Precedent Transaction Analysis

Precedent M&A Transactions

($ in millions)

Ann. Date	Target	Acquiror	% Acquired	Purchase Price	Enterprise Value	Revenues	EBITDA	Implied Enterprise Value / Revenues	Implied Enterprise Value / EBITDA
4/3/2009	Central Products LLC	K+K America Corporation	100%	$83.0	$83.0	$70.0	NA	1.2x	NA
12/22/2008	Anderson Power and Equipment, Inc.	Titan Machinery, Inc.	100%	$2.2	$2.2	$8.6	NA	0.3x	NA
8/4/2008	U.S. Graphic Arts, Inc.	Hirsch International Corp.	80%	$3.0	$3.8	$9.5	NA	0.4x	NA
5/12/2008	SeaCo Parts International Inc.	Axis Intermodal plc	100%	$0.3	$0.3	$3.0	NA	0.1x	NA
4/28/2008	Quad County Implement, Inc.	Titan Machinery, Inc.	100%	$2.0	$2.0	$14.8	NA	0.1x	NA
9/10/2007	S & A Supply, Inc.	Colonial Commercial Corp.	100%	$4.6	$4.6	$14.6	$0.5	0.3x	9.9x
5/15/2007	J.W. Burress, Inc. (nka:H&E Equipment Services (Mid-Atlantic), Inc.)	H&E Equipment Services Inc.	100%	$113.5	$113.5	$169.4	$29.7	0.7x	3.8x
11/7/2006	Dauphin Graphic Machines, Inc. (nka:Manugraph DGM, Inc.)	Manugraph India Ltd	100%	$19.2	$19.2	$70.0	NA	0.3x	NA
10/25/2006	Dodson Steel Products, Inc.	Israel Mendelson Ltd.	100%	$12.0	$12.0	$23.7	NA	0.5x	NA
10/4/2006	Oxy-Dry Corporation	Baldwin Technology Co. Inc.	100%	$20.0	$20.0	$38.0	NA	0.5x	NA
8/14/2006	New York Fasteners Corp.	BE Aerospace Inc.	100%	$68.0	$68.0	$56.0	NA	1.2x	NA
4/7/2006	Production Pump Systems, Inc.	DXP Enterprises Inc.	100%	$10.5	$10.5	$12.5	$2.0	0.8x	5.3x
3/15/2006	J&L America, Inc.	MSC Industrial Direct Co. Inc.	100%	$344.9	$344.9	$257.5	$28.1	1.3x	12.3x
1/27/2006	Complete Power Solutions, Inc.	China Direct Trading	51%	$1.8	$3.6	$2.3	NA	1.6x	NA
12/1/2005	RA Mueller, Inc.	DXP Enterprises Inc.	100%	$9.0	$9.0	$21.0	$1.7	0.4x	5.3x

	Revenues	EBITDA
MIN	0.1x	3.8x
MEAN	0.6x	7.3x
MEDIAN	0.5x	5.3x
MAX	1.6x	12.3x

Confidential

26

3. Valuation Analysis
DCF Summary[1]

	Projected				
	2009	2010	2011	2012	2013
Revenues	$27,491,477	$28,866,051	$30,309,353	$31,824,821	$33,416,062
EBIT	(3,311,578)	(1,562,864)	(1,067,913)	(844,559)	(603,118)
Taxes	25,000	25,000	25,000	25,000	25,000
Unlevered After-Tax Income	(3,336,578)	(1,587,864)	(1,092,913)	(869,559)	(628,118)
Plus Depreciation and Amortization	453,000	450,000	450,000	450,000	450,000
Less Capital Exp.[2]	(453,000)	(450,000)	(450,000)	(450,000)	(450,000)
Less Increase in Working Capital[3]	66,705	(274,915)	(288,661)	(303,094)	(318,248)
Free Cash Flow	**(3,269,873)**	**(1,862,778)**	**(1,381,574)**	**(1,172,653)**	**(946,366)**

WACC[4]	Sum of Discounted Cash Flow for the Projected Period	Present Value of Terminal Value at Given Terminal Growth Rate			Implied Value per Share		
		1.0%	3.0%	5.0%	1.0%	3.0%	5.0%
16.0%	($4,474,722)	($3,618,024)	($3,689,668)	($3,761,312)	($0.58)	($0.59)	($0.60)
18.0%	(4,324,339)	(2,889,703)	(2,946,925)	(3,004,147)	(0.50)	(0.51)	(0.52)
20.0%	(4,183,137)	(2,352,997)	(2,399,591)	(2,446,185)	(0.45)	(0.45)	(0.46)

[1] Source: Company Management
[2] Management projected capital expenditures to equal their projected Depreciation and Amortization.
[3] Management projected working capital to equal 20% of revenue.
[4] See Appendix for Weighted Average Cost of Capital Calculation

Confidential

27

28 Confidential 3. Valuation Analysis Control Premium Analysis Source: FactSet Mergerstat, June 22, 2009 1Transactions in which greater than 50% of shares were sought. We examined publicly-traded wholesale and distribution companies that have been acquired1 since January 1, 2006, and the summary statistical premia are shown below: Acquisition Premiums 1 Day 1 Month Min 0.0% -4.7% Mean 24.8% 19.1% Median 20.6% 19.1% Max 53.0% 45.7% ($mm) Transaction Size Min $3.9 Mean 1,139.4 Median 444.4 Max 7,349.4

29 Confidential The offer price represents a premium to the mos t recent trading prices for the Company Offer Price: $0.31 per share Premium to the volume-weighted average price for1: 1 Day: 47.6% 30 Days: 54.5% 60 Days: 49.8% 3 Months: 45.8% 6 Months: 39.4% 1 Year: (40.4%) 5 Years: (83.9%) 3. Valuation Analysis Hirsch Trading Premium Analysis 1 Time prior to the announcement of the Offer.

30 Confidential 3. Valuation Analysis Summary of Liquidation Analysis1 Clear Thinking Group LLC was commissioned by the Special Committee to conduct a liquidation analysis of Hirsch 1 Liquidation Analysis conducted by Clear Thinking Group LLC as commissioned by Special Committee to the Board of Directors. Burnham takes no responsibility for the accuracy of the Liquidation Analysis and did not independently verify the Liquidation Analysis or the assumptions and methodologies used in preparing it. Low Mid High Net Recovery before Wind Down Expenses and Fees $12,169,828 $13,103,626 $14,028,729 Less: Wind Down Expenses and Fees (11,908,892) (11,908,892) (11,908,891) Net Available for Shareholders 260,936 1,194,734 2,119,838 ÷ Shares Outstanding 9,483,083 9,483,083 9,483,083 Implied Equity Value per Share $0.03 $0.13 $0.22 Source: Clear Thinking Group LLC, Liquidation Analysis Update, May 28, 2009.

31 Confidential Appendix A. Valuation Analysis Details

Appendix A
Public Comparables Analysis

($ in millions, except ratios, percentages, footnotes, and per share values)
Stock prices and company financial information as of: 6/29/2009

Symbol	Name	LTM Period Ending	Current Stock Price	Market Cap.	Enterprise Value [2]	Cash and Cash Equivalents	Total Debt [3]	Total Assets
Trading Companies and Distributors								
OTCPK:ABIX	Abatix Corp.	3/31/2009	$3.20	$5.6	$7.3	$0.3	$2.0	$20.5
NasdaqGS:DXPE	DXP Enterprises Inc.	3/31/2009	12.97	171.3	313.3	6.3	148.3	371.6
NasdaqGS:LAWS	Lawson Products Inc.	3/31/2009	13.63	116.6	121.4	8.3	13.1	266.5
LSE:LTS	Litho Supplies plc	12/31/2008	0.11	2.4	4.9	0.7	3.2	41.8
JASDAQ:8147	Tomita Co. Ltd.	12/31/2008	4.94	27.6	9.2	29.2	10.9	116.6
Textile or Other Equipment Manufacturers								
SEHK:350	Jingwei Textile Machinery Co. Ltd.	3/31/2009	0.19	115.3	230.5	110.1	225.2	832.2
TSEC:1531	Kaulin Manufacturing Co. Ltd.	3/31/2009	0.41	78.3	67.3	42.3	31.2	177.1
OSE:6222	Shima Seiki Manufacturing Ltd.	3/31/2009	23.21	802.4	751.4	200.5	149.5	1,257.7
NasdaqCM:HRSH	**Hirsch International Corp.**	**3/31/2009**	**$0.24**	**$2.2**	**($0.4)**	**$2.6**	**$0.0**	**$16.2**
	Min			$2.4	$4.9	$0.3	$2.0	$20.5
	Mean			164.9	188.2	49.7	72.9	385.5
	Median			96.8	94.3	18.7	22.1	221.8
	Max			802.4	751.4	200.5	225.2	1,257.7

(1) Source: Public company filings, company press releases and CapitalIQ.
(2) Enterprise value is defined as market value of equity plus total debt plus preferred stock plus minority interest less cash and short term investments.
(3) Includes debt, capital leases, minority interest and preferred stock.

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32

33 Confidential Appendix A Public Comparables Descriptions Name (Ticker) Business Description Trading Companies and Distributors Abatix Corp. (OTCPK:ABIX) Abatix Corp. and its subsidiary International Enviroguard Systems, Inc., distributes environmental, safety, and construction equipment and supplies to contractors and industrial manufacturing facilities, as well as sells disposable protective clothing. The company offers hand and power tools; driver, flex, and stronghold gloves; coveralls, such as hoods and boots; bags, carpet masks, flexible ducting, grayling glove bags, poly sheeting, poly tubing, sticky mats, and tapes; chemicals and paints; electrical and lighting products; environmental equipment; facility maintenance products; jobsite supplies; restoration products; and safety equipment. It distributes products in the United States and the Caribbean through its distribution channels, as well as through other distributors. Abatix Corp. was founded in 1983 and is based in Mesquite, Texas. DXP Enterprises Inc. (NasdaqGS:DXPE) DXP Enterprises, Inc., distributes maintenance, repair, and operating (MRO) products, equipment, and services to industrial customers in the United States. The MRO segment provides MRO products, equipment and integrated services, including technical design expertise and logistics capabilities to industrial customers. It offers a range of MRO products in the fluid handling equipment, bearing, power transmission equipment, general mill, safety supply, and electrical products categories, as well as integrated services, such as system design, fabrication, installation, and repair and maintenance for customers. The Electrical Contractor segment sells various electrical products, such as wire conduit, wiring devices, electrical fittings and boxes, signaling devices, heaters, tools, switch gear, lighting, lamps, tape, lugs, wire nuts, batteries, fans, and fuses to electrical contractors. The company was founded in 1908 and is headquartered in Houston, Texas. Lawson Products Inc. (NasdaqGS:LAWS) Lawson Products, Inc. distributes and markets systems, services, and products to the industrial, commercial, institutional, and governmental maintenance repair and operations marketplace in the United States and Canada. The company also manufactures and distributes components, fasteners, and fittings to the original equipment marketplace, including the automotive, appliance, aerospace, construction, and transportation industries. Its product categories include fastening systems; specialty chemicals; cutting tools and abrasives; fluid power; aftermarket automotive supplies; electrical; and welding and metal repair. Lawson Products, Inc. was founded in 1952 and is headquartered in Des Plaines, Illinois. Litho Supplies plc (LSE:LTS) Litho Supplies Plc supplies printing and graphic arts materials, and equipment to the printing and corporate markets. It offers digital print solutions, such as printing consumables and electronic pre-press equipment; various equipment and consumables for the flexo industry, including computer to plate systems, plate mounting tapes, plate systems, and complimentary equipment, as well as thermal platemaking systems, which include analogue and digital photopolymer plates and platemaking equipment; and various pressroom products. The company also provides equipment and consumable products for the sign making, point of sale, and wide format printing markets. In addition, it offers a wide range of support on hardware, software and color control. The company markets its products through its Web site, www.litho.co.uk. The company was founded in 1967 and is based in Bristol, the United Kingdom. Tomita Co. Ltd. (JASDAQ:8147) Tomita Co., Ltd. distributes metal cutting machine tools, which consist of CNC turning machines, CNC machining centers, boring and milling machines, drilling machines, sawing and cutting-off machines, grinding machines, polishing machines, gear cutting and finishing machines, and screwing and treading machines. The company's products also comprise metal forming machine tools that include mechanical presses, hydraulic presses, forging machines, shearing and punching machines, hydraulic press brakes, and sheet working machines. In addition, Tomita's products include tools and tool holders, which comprise cutting tools, and work and tool holders; manufacturing and industrial process automation equipment; material handling equipment; and surface treatment, quenching, and tempering equipment that consists of hardening equipment and tempering equipment. Tomita Co. was established in 1911 and is headquartered in Tokyo, Japan.

34 Confidential Appendix A Public Comparables Descriptions Name (Ticker) Business Description Textile or Other Equipment Manufacturers Jingwei Textile Machinery Co. Ltd. (SEHK:350) Jingwei Textile Machinery Company Limited, together with its subsidiaries, engages in the manufacture, sale, installation, repair, and leasing of textile machinery and related components, and equipment for textile industry in the People's Republic of China. The company also produces electronic and electric machinery and equipment; sells photocopiers, agriculture processing machinery and related components, and powder metallurgy; and manufactures blowing-carding machinery and cotton yarn. In addition, Jingwei Textile Machinery Company engages in the sale of computer hardware and software, instruments and meters, and automobile components, as well as provides technological consultancy services. The company was founded in 1951 and is headquartered in Beijing, the People's Republic of China. Jingwei Textile Machinery Company Limited is a subsidiary of China National Textile Machinery Corporation (Group) Company Limited. Kaulin Manufacturing Co. Ltd. (TSEC:1531) Kaulin Manufacturing Co., Ltd. engages in the manufacture and sale of industrial sewing machines in Taiwan and internationally. Its product line includes machine w/looper and machine w/hook. The company's machine w/looper product line comprises overlock and safety stitch machines, cylinder bed and flat bed chain stitch machines, feed-on the arm-type covering stitch machines, and one/two needle zigzag chain stitch machines. Its machine w/hook product line consists of one needle lockstitch machines, one needle lockstitch machine for heavy materials, two needle feed lockstitch machines, one needle top and bottom feed cylinder-bed lockstitch machines, one needle top and bottom feed lockstitch machines, one/two needle lockstitch compound feed machines, one/two needle post-bed lockstitch machines, and electronic-pattern sewing machines. The company's machines are used in stitching various products, including air bags, car seats, gloves, hand bags, hats, slippers, sport shoes, umbrellas, T-shirts, jeans, briefs, shoes, and coats. Kaulin Manufacturing Co. was established in 1965 and is based in Taipei, Taiwan. Shima Seiki Manufacturing Ltd. (OSE:6222) Shima Seiki Mfg., Ltd., together with its subsidiaries, engages in the research, development, manufacture, marketing, and sale of computerized glove and flatbed knitting machines in Japan and internationally. Its products include computerized flat knitting machines, semi-jacquard flat knitting machine, computer graphic apparel design systems, knitting CAD systems, apparel CAD/CAM systems, and computerized seamless glove and sock knitting machines. The company also offers various parts for flat knitting machines and design systems; yarn for glove knitting machines; and machine repair and maintenance services, as well as engages in hotel operations. Shima Seiki serves textile, fashion, broadcasting, printing, architecture, automotive, and industrial design industries. The company was founded in 1962 and is headquartered in Wakayama, Japan.

Appendix A
Precedent Transaction Descriptions

Ann. Date	Target	Acquiror	Target Description
4/3/2009	Central Products LLC	K+K America Corporation	Central Products LLC distributes foodservice equipment and supplies in the United States.
12/22/2008	Anderson Power and Equipment, Inc.	Titan Machinery, Inc.	Anderson Power and Equipment, Inc. markets agriculture equipment.
8/4/2008	U.S. Graphic Arts, Inc.	Hirsch International Corp.	U.S. Graphic Arts, Inc. manufactures printers for the decorative apparel industry.
5/12/2008	SeaCo Parts International Inc.	Axis Intermodal plc	SeaCo Parts International Inc. distributes replacement parts and spares for marine refrigerated containers supporting the shipping lines and container industry.
4/28/2008	Quad County Implement, Inc.	Titan Machinery, Inc.	Quad County Implement, Inc. engages in the distribution of new and used agricultural equipment and machinery.
9/10/2007	S & A Supply, Inc.	Colonial Commercial Corp.	S & A Supply, Inc. distributes plumbing, heating, and electrical fixtures and supplies. The company also provides heating and air conditioning equipment and accessories.
5/15/2007	J.W. Burress, Inc.	H&E Equipment Services Inc.	J.W. Burress, Inc. sells construction equipment in the Mid-Atlantic region.
11/7/2006	Dauphin Graphic Machines, Inc.	Manugraph India Ltd	Manugraph DGM, Inc. manufactures single width Web offset printing machineries.
10/25/2006	Dodson Steel Products, Inc.	Israel Mendelson Ltd.	Dodson Steel Products, Inc. distributes carbon steel weld fittings, flanges, and forged steel fittings to wholesalers.
10/4/2006	Oxy-Dry Corporation	Baldwin Technology Co. Inc.	As of November 23, 2006 Oxy-Dry Corporation was acquired by Baldwin Technology Co. Inc. Oxy-Dry Corporation engages in designing, manufacturing, selling, and servicing the ancillary equipment for the graphic arts and related industries.
8/14/2006	New York Fasteners Corp.	BE Aerospace Inc.	New York Fasteners Corp. distributes assembly components, components, electronic hardware, and mechanical fasteners in the United States.
4/7/2006	Production Pump Systems, Inc.	DXP Enterprises Inc.	Production Pump Systems, Inc. distributes pumps and fluid handling systems.
3/15/2006	J&L America, Inc.	MSC Industrial Direct Co. Inc.	JLK Direct Distribution, Inc. (JLKDDI) distributes and markets metal handling and finishing specialty tools and related supplies.
1/27/2006	Complete Power Solutions, Inc.	CHDT Corporation	Complete Power Solutions, Inc. sells, installs, and services standby power generator systems, natural gas and propane generators, and inverter generators in South Florida.
12/1/2005	RA Mueller, Inc.	DXP Enterprises Inc.	RA Mueller, Inc. stocks and distributes fluid handling solutions.

Confidential

35

Appendix A
Cost of Capital Calculation[1]

($ in millions, except ratios, percentages, footnotes, and per share values)
Stock prices and company financial information as of: 6/29/2009

Symbol	Name	Levered Beta[2]	Market Cap.	Total Debt[3]	Tax Rate[4]	Debt to Equity	Unlevered Beta[5]	Relevered Beta[6]
Trading Companies and Distributors								
OTCPK:ABIX	Abatix Corp.	1.423	$5.6	$2.0	39.3%	36.1%	1.167	
NasdaqGS:DXPE	DXP Enterprises Inc.	1.975	171.3	148.3	38.4%	86.6%	1.288	
NasdaqGS:LAWS	Lawson Products Inc.	0.633	116.6	13.1	35.0%	11.2%	0.590	
LSE:LTS	Litho Supplies plc	0.384	2.4	3.2	48.0%	134.6%	0.226	
JASDAQ:8147	Tomita Co. Ltd.	0.326	27.6	10.9	42.4%	39.4%	0.266	
Textile or Other Equipment Manufacturers								
SEHK:350	Jingwei Textile Machinery Co. Ltd.	0.973	115.3	225.2	44.9%	195.3%	0.469	
TSEC:1531	Kaulin Manufacturing Co. Ltd.	0.869	78.3	31.2	2.7%	39.9%	0.626	
OSE:6222	Shima Seiki Manufacturing Ltd.	0.687	802.4	149.5	39.5%	18.6%	0.617	
NasdaqCM:HRSH	**Hirsch International Corp.**	**1.551**	**$2.2**	**$0.0**	**0.0%**	**0.0%**	**1.551**	
	Min	0.326	$2.4	$2.0	2.7%	11.2%	0.226	0.250
	Mean	0.909	164.9	72.9	36.3%	70.2%	0.656	0.950
	Median	0.778	96.8	22.1	39.4%	39.6%	0.604	0.749
	Max	1.975	802.4	225.2	48.0%	195.3%	1.288	2.596

Calculation of Cost of Capital

Required Return on Equity	
Equity Risk Premium[7]	6.50%
x Mean Beta	0.950
+ Risk Free Rate[8]	2.31%
Size Premium[9]	9.53%
Cost of Equity	*18.01%*
Capital Structure[10]	
Debt (%)	0.00%
Equity (%)	100.00%
Midpoint WACC[11]	18%

(1) Source: Public company filings, company press releases and CapitalIQ.
(2) Adjusted Betas from Bloomberg retrieved on 6/2/2009.
(3) Includes debt, capital leases, minority interest and preferred stock.
(4) Effective LTM tax rate, or if unavailable, the highest effective tax rate in the latest five years.
(5) Unlevered Beta = Levered Beta / (1+((1-tax rate)(D/E)))
(6) Relevered Beta = Unlevered Beta x (1+((1-tax rate)(D/E)))
(7) Long-horizon expected equity risk premium: large company stock total return minus long-term government bond income returns (SBBI Valuation Edition 2009 Yearbook, IbbotsonAssociates.)
(8) Risk Free Rate is the 5/21/09 yield on a Treasury maturing in 2029.
(9) From the last page of the SBBI Valuation Edition 2009 Yearbook (10th decile, 10b).
(10) Represents long term sustainable capital structure, given negative cash flows through the projected period.
(11) Rounded

Confidential

36

Appendix A
Control Premium Analysis

Selected publicly-traded wholesale and distribution companies that have been acquired since January 1, 2006

Closing Date	Seller	Buyer	Deal Size (mm)	% Sought	Premium 1 Day	Premium 5 Day	Premium 30 Day
29-Sep-08	BUCA, Inc.	Planet Hollywood International, Inc.	$9.6	100%	40.6%	45.2%	--
2-Jul-08	MAXIM Crane Works Holdings, Inc.	Platinum Equity LLC	$425.0	100%	18.9%	18.9%	18.9%
6-Aug-08	Industrial Distribution Group, Inc.	Southwest JLK Corp.	$98.9	85%	18.2%	20.5%	22.3%
29-May-08	NuCo2, Inc.	Aurora Capital Group LP	$444.4	100%	24.6%	20.1%	12.8%
27-May-08	Performance Food Group Co.	Wellspring Capital Management LLC / Blackstone	$1,228.6	100%	42.6%	41.4%	24.5%
15-Oct-07	Keystone Automotive Industries, Inc.	LKQ Corp.	$795.3	100%	10.1%	14.4%	19.1%
10-Aug-07	ACR Group, Inc.	Watsco, Inc.	$81.4	100%	46.7%	45.2%	44.5%
12-Oct-07	CDW Corp.	Madison Dearborn Partners	$7,349.4	100%	16.1%	11.5%	30.8%
11-May-07	Global Imaging Systems, Inc.	Xerox Corp.	$1,457.1	100%	48.7%	45.8%	45.7%
12-Oct-07	The Topps Co., Inc.	Madison Dearborn Partners / The Tornante Co. LLC	$378.0	100%	9.4%	8.0%	3.7%
31-Jul-07	LQ Corp., Inc.	Dynabazaar, Inc.	$3.9	100%	8.4%	7.5%	1.2%
20-Apr-07	ADESA, Inc.	ADESA, Inc. /Private Group/	$2,528.1	100%	9.6%	7.9%	7.0%
28-Feb-07	Valley National Gases, Inc.	Caxton-Iseman Capital, Inc.	$261.5	100%	--	0.6%	9.6%
1-Sep-06	TransMontaigne, Inc.	Morgan Stanley	$510.5	90%	53.0%	48.2%	37.2%
3-Apr-06	Earle M. Jorgensen Co.	Reliance Steel & Aluminum Co.	$653.1	100%	26.8%	30.7%	28.6%
31-Mar-06	Hughes Supply, Inc.	The Home Depot, Inc.	$3,109.8	100%	20.6%	27.0%	23.8%
27-Feb-06	Fresh Brands, Inc.	Certified Grocers Midwest, Inc.	$34.8	100%	27.9%	19.5%	(4.7%)

	1 Day	5 Day	30 Day
Min	--	0.6%	(4.7%)
Mean	24.8%	24.2%	19.1%
Median	20.6%	20.1%	19.1%
Max	53.0%	48.2%	45.7%

Source: FactSet Mergerstat, as of June 22, 2009

Confidential

37

38 Confidential Contact Information Burnham Securities Inc. 1325 Avenue of the Americas 26th Floor New York, NY 10019 www.burnhamfinancial.com Christopher Novak, CFA Vice President (O) 212-603-7591 cnovak@bsibam.com Randal V. Stephenson Managing Director (O) 212-603-7597 rstephenson@bsibam.com Peter X. Li Analyst (O) 212-333-9611 pli@bsibam.com